UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

WATERMARK LODGING TRUST, INC.

(Name of Registrant as Specified in Its Charter)

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On June 16, 2022, Watermark Lodging Trust, Inc. (“WLT”) hosted a conference call relating to its previously announced proposed stockholder liquidity event. The prepared remarks used in the webcast of this conference call are attached hereto. Stockholders seeking additional information should read the Proxy Statement, Stockholder Brochure and Webcast Presentation filed with the Securities and Exchange Commission on June 15, 2022 which can be found at www.watermarklodging.com or www.sec.gov.

Forward Looking Statements

The forward-looking statements contained in this communication, including statements regarding the proposed transaction and the timing and benefits of such transaction, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that such expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Agreement and Plan of Merger relating to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) the possible failure of the Company to maintain its qualification as a REIT, and (v) those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including those discussed under the heading “Risk Factors” in the Company's most recently filed Annual Report on Form 10-K/A, as updated by subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed transaction, the Company has filed relevant materials with the Securities and Exchange Commission, including a proxy statement on Schedule 14A filed on June 15, 2022 (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.watermarklodging.com, or by contacting the Company’s Investor Relations Department at (855) WLT REIT (958-7348).

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K/A for the year ended December 31, 2021, which was filed with the SEC on April 27, 2022, and subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials filed with the SEC. Investors should read the Proxy Statement carefully before making any voting or investment decisions.

WEBCAST PREPARED REMARKS

Dan Kosydar (Vice President, Watermark Lodging Trust, Inc.): Good afternoon. I’m Dan Kosydar and I would like to welcome everyone to today’s Watermark Lodging Trust webcast, where we will be reviewing the recently announced proposed stockholder liquidity event.

This presentation may include forward-looking statements, including statements regarding the proposed merger transaction and the timing and benefits of such transaction, which are subject to various risks and uncertainties. Forward-looking statements are based on certain assumptions describing future plans, strategies and our expectations regarding Watermark Lodging Trust. You should not unduly rely on forward-looking statements. They provide our expectations about the future as of the date they are made and are not guarantees. For a discussion of factors that may cause our actual results to differ from our expectations, we encourage you to read the risk factors in our publicly filed SEC reports.

We have posted additional materials in the Resource section of your webcast screen including downloadable slides of today’s presentation, our investor brochure, a financial advisor letter and the link to the filed proxy statement. A replay of this webcast will be available on our website shortly after the conclusion of this call. All of these materials are all available for use with investors.

Joining me on today’s call are Watermark Lodging Trust’s Chairman and CEO, Michael Medzigian and Chief Operating Officer, Sam Zinsmaster.

After a brief transaction overview, Michael will discuss the strategic process we conducted that culminated in the proposed merger, its favorable valuation, as well as the anticipated timing and information about voting one’s proxy.

Following today’s prepared remarks, there will be an opportunity for you to ask questions. Questions should be submitted through your webcast screen.

I will now turn the call over to Michael.

Transaction Overview

Michael Medzigian (Chairman and CEO, Watermark Lodging Trust, Inc.): Thank you Dan and good afternoon everyone. We’re happy to be with you today and we appreciate you making the time to join us.

As Dan noted, I’ll begin with a brief overview of the key terms of the transaction.

In the proposed stockholder liquidity transaction, WLT will be acquired by private real estate funds managed by affiliates of Brookfield Asset Management in an all-cash merger. Brookfield will acquire all of the outstanding shares of WLT common stock at a premium of over 7.5% from the most recently published Net Asset Values per share. WLT Class A stockholders will receive cash consideration of $6.768 per share and WLT Class T stockholders will receive $6.699 per share.

This is a taxable liquidity transaction and U.S. common stockholders will recognize a capital gain or loss equal to the difference, if any, between the amount of cash received for their WLT shares and the adjusted tax basis in such shares.

The transaction is anticipated to close in the Fourth Quarter and is subject to customary closing conditions including the approval of the majority of WLT’s stockholders [of all the votes entitled to be cast on the merger proposal]. I’ll review the specific timeline in a few minutes.

As part of the terms of the transaction, common dividends and redemption programs are suspended through transaction closing.

WLT Stockholder Liquidity Event

The transaction provides immediate cash liquidity to WLT stockholders, many of whom have held their investment for over 8 years as illustrated by this timeline. Carey Watermark Investors, or CWI 1, commenced its initial public offering in September 2010 and Carey Watermark Investors 2 or CWI 2 followed with a public offering in May 2014.

In recent years, a shareholder liquidity event has been a focus of our Board of Directors and the April 2020 merger of CWI 1 and CWI 2 and internalization of management to create Watermark Lodging Trust established a company with larger scale, a more flexible balance sheet and significant cost savings. This was a critical step not only in growing our company but also in providing additional alternatives for stockholder liquidity.

COVID-19’s Impact and WLT’s Response

The onset of COVID-19 in early 2020 presented unprecedented challenges for the lodging industry and elongated our path to a successful liquidity event. Government-imposed restrictions had devastating consequences for the entire industry. As you know, consumer travel plummeted due to health concerns and companies shut down offices and restricted business travel. As a result, industry RevPAR decreased by 50% in 2020 compared with 2019. Follow-on labor and supply chain challenges resulted in additional disruption to lodging properties.

In response, WLT took quick and decisive actions to preserve shareholder value as the lodging industry weathered the impact of the pandemic. These actions included:

•	Reimaged our hotel operating model to significantly reduce operating costs, including working with our management companies to furlough or sever 6,000 or 95% of the staff at our hotels;

•	Preserved liquidity by suspending our common dividend and redemption programs;

•	Undertook a comprehensive, and frankly massive, debt restructuring program, including forbearance agreements, short-term extensions and refinancings;

•	Raised $450 million in a Series B preferred facility; and

•	Generated over $210 million of net proceeds from the sales of 8 assets, reallocating capital to more strategically important initiatives.

I’m very proud of all that we have been able to achieve over the past 2 years to protect and preserve our assets and our business in an unprecedented operating environment – the result of our premier properties, our reputation and presence in the market, and the very hard work of our entire team.

Proposed Transaction Mitigates Future Risk

While the lodging industry has experienced partial recovery, there are still many challenges ahead for both the industry and the broader economy. Completion of the proposed transaction mitigates those future risks by delivering certain and immediate cash liquidity to our stockholders.

As to the broader economy, rising interest rates are resulting in a meaningful increase in the cost of capital for businesses and consumers alike. Concerns about a potential recession are becoming more pronounced. The outbreak of hostilities in Ukraine are impacting the capital markets. And publicly traded lodging REITs are currently trading below estimated net asset values.

As to the lodging industry recovery, a myriad of factors continue to evolve or present unknowns. These include the return of group and business travel, as well as remote and hybrid work-from-home policies. International travel restrictions and sentiment are still keeping many travelers closer to home. Supply chain disruptions, along with labor, wage and other inflationary challenges, continue to impact operating margins.

These economic and industry challenges have also impacted WLT’s path to recovery. As I’ve shared with you in the past, there are several milestones that must be met in order to reinstate our common dividend and redemption programs. First, we need to return to a consistent level of profitability, which involves generating sufficient cash flow to cover hotel and corporate operations including debt service and lender-required thresholds. Second, we need to re-establish adequate hotel cash balances and reserves that were drawn down to fund our operations during 2020. Third, we need to address upcoming mortgage maturities … we have over $900 million maturing in the next 12 months. And finally, common dividends and redemptions are subordinate to both the dividends on, and the repayment of, the approximately $230m in outstanding preferred Series B shares. While we’ve made significant progress on many of these fronts, there remains work to do to achieve these milestones.

The near-term unpredictability in the macro environment, the recovery of overall lodging industry and WLT’s path to recovery makes the timing of this transaction attractive from a risk mitigation perspective. The unlikelihood of reinstating shareholder dividends or redemption programs in the near term also weighed heavily on our Board’s thinking.

Strategic Review Process

As management and the Board explored our ongoing objective of a liquidity event, we conducted a comprehensive review of strategic alternatives.

We engaged experienced industry experts … Morgan Stanley as our exclusive financial advisor and Hodges Ward Elliott as our real estate advisor.

Various strategic alternatives and timing were evaluated, including an outright sale, IPO, direct listing and a strategic or SPAC merger. We also considered an asset-by-asset liquidation program, as well as maintaining the status quo whereby not pursuing a liquidity event at this time.

After careful consideration, an outright sale was determined to provide the best risk-adjusted outcome for WLT stockholders, which then shifted our focus to finding the best buyer. A substantial outreach process was launched which garnered interest from a wide range of investors that included multiple rounds of competitive bidding.

In the end, Brookfield proved to be a highly motivated buyer who conducted thorough due diligence and submitted a superior offer. It was the highest price, at $3.8 billion, and was all cash. Brookfield had the financial resources and committed financing, along with the proven ability to complete a large acquisition of a public company, to provide us comfort of closing the transaction.

Premium to Net Asset Values

The cash consideration to stockholders from this transaction has an implied premium of over 7.5% from the most recently published NAVs for Class A and Class T shares as of December 31, 2021. It is important to remember that, per IPA guidelines, the annual NAV calculation does not include the impact of transaction costs. If the estimated transaction costs, offset partially by the beneficial impact of calling our outstanding warrants, was included in our December 2021 NAV, then the implied premium of the liquidation transaction would be over 14.5% for our common stockholders.

Favorable Valuation

Given in part to the implied NAV discount at which public lodging REITs currently trade, the transaction consideration is superior to the value that we believe could be achieved in a public listing or IPO in the current capital markets environment. Based on our current peer set trading levels, the proposed common stock transaction consideration is a 20-35% premium to the estimated WLT trading value per share.

Brookfield’s offer is also at a favorable valuation when compared to precedent lodging M&A transactions. The proposed transaction implies a 17.7x corporate EBITDA multiple, based on 2019 normalized performance, one of the highest, if not the highest, EBITDA multiple in recent memory and a premium of 10%-23% to comparable transactions.

Compelling Transaction

To summarize, we believe that WLT’s merger with Brookfield is a compelling transaction. It is an opportunity to provide stockholders with immediate and certain cash liquidity.

We have undertaken a fulsome process to review strategic alternatives and have determined that the outright sale option provides the best risk-adjusted return. Brookfield’s offer is a very strong outcome, particularly when considering the current lodging industry and macro-economic environment.

The transaction’s consideration indicates a favorable valuation from several perspectives – a premium to the most recently published NAV, a premium as compared with an indicative public listing discount, and a premium as compared with precedent M&A transactions. I would also note that every lodging industry research report that we have seen on the subject cites the transaction as a highly favorable one to our shareholders.

After careful consideration, the proposed transaction has been unanimously approved and recommended by WLT’s Board of Directors.

Key Dates and Voting Information

Before beginning the Q&A session, I’d like to quickly review some of the key dates and voting information for stockholders.

•	The record date for stockholders entitled to vote on the proposal has been set at June 14, 2022

•	On June 15, we began mailing the Proxy statement and an accompanying brochure that includes details of the transaction and a number of frequently asked questions. These materials can be found in the resource section of your webcast screen or on our website.

•	The proxy solicitation period runs from June 15 through September 8. All proxies for stockholders not attending the virtual Special Meeting must be received and processed by September 8.

•	We will be holding a virtual Special Meeting of WLT stockholders on September 9 to finalize the proxy vote. An affirmative vote by a majority of the shares outstanding [of all the votes entitled to be cast on the merger proposal] is required to complete the transaction.

Stockholders have 3 options for voting their proxy – by internet, by telephone or by mail. We have engaged Broadridge as our proxy solicitor and they can answer any questions about the voting process.

Everyone’s vote is very important for the completion of this transaction. A stockholder not casting a ballot has the same effect as voting against the merger. We urge all stockholders to vote at their earliest convenience and we ask financial advisors to encourage stockholders to review solicitation materials and cast their vote.

[Pause]

Once again, I would like to take the opportunity to thank all of our investors and financial advisors for their continued confidence and support of Watermark.

Q&A

I will now turn it back over to Dan to open up the call for any questions.

Dan Kosydar: Thank you, Michael. As a reminder, questions should be submitted through the webcast screen. Where we’ve received multiple questions on the same topic, we may combine those into a single question to help address all inquiries. We will now pause briefly to pull questions from the queue.